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400 Somerset Street, New Brunswick, NJ 08901
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Magyar Bank opens Office inside Child Health Institute in New Brunswick

New Brunswick, NJ—March 12, 2007—Magyar Bank announced today that its newest location inside the Child Health Institute at 93 French Street in New Brunswick is now open. The office features expanded lobby hours and a walk-up ATM that is accessible by hospital staff and visitors, as well as the general public in downtown New Brunswick. The office is Magyar’s second in New Brunswick, and fifth location overall.

“We’re excited about our newest location and the opportunities it provides for us,” stated Elizabeth E. Hance, President and Chief Executive Officer of Magyar Bank. “This location will not only expand Magyar’s reach into the medical community at or near this site, but also provide residents of this neighborhood with convenient, walk-up access for their banking needs.”

In conjunction with the opening of this branch, Magyar is also introducing a new line of products designed exclusively to meet the financial needs of medical professionals. Magyar’s medical banking package includes financing for malpractice insurance, medical equipment or the purchase or expansion of office space for a practice. In addition, cash management products are available along with Online Banking and Remote Deposit services to help medical professionals manage their finances.

Office hours for the new location will be Monday - Friday, 7:00am - 4:00pm.

About Magyar Bank
Magyar Bank is a subsidiary of Magyar Bancorp (NASDAQ: MGYR), and is a $449 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 80 years with a complete line of financial products and services, and today Magyar operates five branch locations in New Brunswick, North Brunswick, South Brunswick and Branchburg. Visit Magyar online at www.magbank.com.

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Contact: John Reissner, 732.214.2083